AMENDMENT NO. 2 TO
                     EMPLOYMENT AND NONCOMPETITION AGREEMENT


                                September 1, 1998

Ridge Frew
791 Willow Creek Drive
Atlanta, GA  30328

Re: Amendment No. 2 to Employment and Noncompetition Agreement dated March 1, 1997, as amended on January 2, 1998, among BRI OP Limited Partnership, Berkshire Realty Company, Inc. and Ridge Frew (the "Agreement").

Dear Mr. Frew:

           The Board of Directors of Berkshire Realty Company, Inc. (the "Company") is pleased to inform you that in consideration of the services that you have rendered to the Company, the above-captioned Agreement is amended as set forth below to, among other things, (a) increase your change in control severance compensation to twenty-four months, and (b) provide for a compulsory payment to you of a pro rata bonus in the event of termination under certain circumstances.

           The introductory sentence to Section 4 and subsection 4(a) of the Agreement are amended in their entirety to read as follows:

           4. Term of Employment; Termination. The term of Employee's employment hereunder shall commence on March 1, 1997 ("Commencement Date"), and shall continue until December 31, 1998 unless terminated prior thereto by the first to occur of the following (the "Employment Termination Date"):

                     a. the delivery by the Company to Employee of written notice of termination without "cause" (as defined in subsection (b) below). If a Change in Control of the Company (as hereinafter defined) occurs and (i) Employee is relocated to an office over fifty
           (50) miles from the Company's current office at 1000 Parkwood Circle-Suite 900, Atlanta 30339; or (ii) Employee's duties and responsibilities are changed so that Employee does not have duties and responsibilities of a scope substantially equivalent to or greater than the scope of Employee's duties and responsibilities immediately prior to such Change in Control, at the election of Employee within thirty (30) days of such change, such change shall also be deemed a termination by the Company without cause pursuant to this Section 4(a) (a "Constructive Termination"). For purposes of this Agreement, a "Change in Control" of the Company shall mean (i) the acquisition by any person (other than Employee), corporation, partnership or other person or entity, including a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 25% or more beneficial ownership (as defined in Rule 13d in effect as of such date under
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           the Exchange Act) of the outstanding voting stock of the Company;
           (ii) the merger or consolidation of the Company and any other corporation or entity, other than a merger or consolidation in which holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation hold greater than 50% of the outstanding voting stock of the surviving entity immediately after such merger or consolidation; or (iii) the sale of all or substantially all of the assets of the Company, other than pursuant to a plan of liquidation adopted in accordance with Section 3 of the Company's Restated Certificate of Incorporation, as amended. The Company and Employee agree that no Change in Control shall be deemed to have occurred prior to September 1, 1998;"

           The last two (2) lines of subsection 4(e) of the Agreement are amended in their entirety as follows:

           "Section 8 hereof with respect to non-disclosure, Section 9 hereof with respect to the return of Company property, or Section 10 hereof with respect to noncompetition."

           Section 5 of the Agreement is amended in its entirety to read as follows:

           5.  Base Salary; Bonus; Severance Compensation.

                     a. From September 1, 1998 through the Employment Termination Date, the Company shall pay Employee a base salary (the "Base Salary") at an annual rate of not less than $188,700 payable in equal bi-weekly payments. During the term hereof the Base Salary may be increased by the Board of Directors in its sole discretion based upon its review of the performance of both Employee and the Company.

                     b. During the term of this Agreement, Employee shall participate in the Annual Threshold Target Maximum Bonus Plan. Other than the pro rata bonus described in the following sentence, the terms and conditions of the Bonus Plan and payments thereunder, if any, are at the sole discretion of the Board of Directors. In the event of the termination of Employee's employment pursuant to subsection 4(a), 4(d) or 4(e) hereof, the Company shall pay a bonus to Employee, within thirty (30) days of the date of termination, on a pro rata basis (based on the target bonus for such year) for the period of the calendar year prior to the Employment Termination Date.

                     c. If Employee's employment hereunder is terminated pursuant to subsection 4(a) hereof or if the term hereunder is not renewed by the Company pursuant to Section 22 hereof, the Company shall pay Employee severance compensation in nine (9) monthly payments, each consisting of one-twelfth of the Base Salary in effect at the Employment Termination Date and one-twelfth of the

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           Employee's target bonus for the year in which the Employment
           Termination Date occurs (the "Monthly Severance Payment"); provided, however, if such termination or nonrenewal by the Company occurs during the period commencing on the date of a Change in Control and ending two (2) years following the date of a Change in Control, the Company shall pay Employee a lump-sum severance compensation payment, within thirty (30) days of the Employment Termination Date, equal to the Monthly Severance Payment multiplied by twenty-four (24) (the "Change in Control Payment"); provided, further, that if such termination or nonrenewal by the Company occurs during the six-month period preceding the date of a Change in Control, the Company shall pay Employee a lump-sum severance compensation payment, within thirty
           (30) days following the date of a Change in Control, equal to (i) the Change in Control Payment, less (ii) the aggregate Monthly Severance Payments paid to Employee through the date of payment. In addition, if Employee's employment hereunder is terminated pursuant to subsection 4(a) hereof or if the term hereunder is not renewed by the Company pursuant to Section 22 hereof, the Company shall pay Employee, within thirty (30) days of the Employment Termination Date, $10,000 for outplacement costs or financial planning services.

                     d. Notwithstanding any other provision of this Agreement, in the event that the Company undergoes a "Change in Ownership or Control" (as defined below), a portion of any "Contingent Compensation Payments" (as defined below) that Employee would otherwise be entitled to receive shall be eliminated to the extent necessary to eliminate any Contingent Compensation Payments constituting a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) for Employee. For purposes of this Section 5, the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Payments" and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Amount."

                     e. Notwithstanding the provisions of subsection 5(d), no such reduction in payments or benefits shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds
           (ii) the aggregate present value (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Employee if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments, and any withholding taxes or the Eliminated Payments). The override of such reduction in payments or benefits pursuant to this subsection 5(e) shall be referred to as a "Subsection 5(e) Override." For purposes of the preceding sentence, if any federal or state income

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           taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

                     f. For purposes of this Section 5 the following terms shall have the following respective meanings:

                               (i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

                               (ii) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or supplied to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of
           Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

                     g. Notwithstanding any other provision of this Agreement, any payments or other benefits otherwise due to Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the "Potential Payments") shall not be made until the dates provided for in this subsection 5(g). Within thirty (30) days after the date of such Change in Ownership or Control, the Company shall determine and notify Employee (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and
           (iii) whether the Subsection 5(e) Override is applicable. Within thirty (30) days after delivery of such notice to Employee, Employee shall deliver a response to the Company (the "Employee Response") stating either (A) that he agrees with the Company's determination pursuant to the preceding sentence, in which case he shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, QA-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall indicate which Potential Payments should be characterized as Contingent Compensation Payments, the Eliminated Amount, whether the Subsection 5(e) Override is applicable, and, which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, QA-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments. In the event that Employee fails to deliver an Employee Response on or before the required date, the Company's

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           initial determination shall be final and the Contingent Compensation
           Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion. If Employee states in the Employee Response that he agrees with the Company's determination, the Company shall make the Potential Payments to Employee within three (3) business days following delivery to the Company of the Employee Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If Employee states in the Employee Response that he disagrees with the Company's determination, then, for a period of sixty (60) days following delivery of the Employee Response, the Employee and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be submitted to arbitration in accordance with the provisions of
           Section 23 hereof. The Company shall, within three (3) business days following delivery to the Company of the Employee Response, make to Employee those Potential Payments as to which there is no dispute between the Company and Employee regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute. The amount of any payments to be made to Employee following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate as published from time to time in the Wall Street Journal, compounded monthly from the date that such payments originally were due.

                     h. Employee will be eligible to participate in the Berkshire Realty Company, Inc. Amended and Restated Stock Option Plan to the extent determined by the Board of Directors in its discretion.

                     i. The Company shall deduct from payments of the Base Salary, bonus and severance amounts sufficient to cover applicable federal, state and local income tax withholdings, social security and any other amounts which the Company is required to withhold by applicable law."

           Section 6 of the Agreement is amended in its entirety to read as follows:

           6. Employee Benefits. From the Commencement Date through the Employment Termination Date, the Company shall provide health and welfare benefits including group life insurance, group health and accident insurance, group long-term disability insurance and a
           Section 401(k) retirement plan. In addition, in the event of termination of Employee's employment with the Company pursuant to Sections 4(a) or 4(e) hereof or if the term hereunder is not renewed pursuant to Section 22 hereof, Employee shall be entitled to a continuation of health insurance benefits under the Company's group health

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



           insurance program for so long as is permitted under such program. Thereafter, Employee shall be eligible for continuation of health benefits pursuant to applicable federal law commonly known as "COBRA" and, for a period of twenty-four (24) months in the case of a termination or nonrenewal by the Company occurring during the period commencing six (6) months preceding the date of a Change in Control and ending two (2) years following the date of a Change in Control and for a period of nine (9) months in the case of any other termination pursuant to Section 4(a) or 4(e) or nonrenewal, the Company shall pay to Employee the difference between the payments required to be made by Employee under COBRA and any payments Employee was required to make under the Company's group health insurance program prior to Employee's eligibility for COBRA continuation benefits. Employee shall continue to receive continued health benefits until (i) Employee is no longer eligible for COBRA continuation benefits or (ii) Employee is eligible to participate in a group health insurance plan with another employer, whichever comes first, at which time the Company's obligations under this Section 6 shall terminate."

           Subsection 10(a) of the Agreement is amended in its entirety to read as follows:

           10. Noncompetition.

                     a. Employee agrees that during the term of this Agreement and for one (1) year after the Employment Termination Date (except that in the event of termination or nonrenewal by the Company during the period commencing six (6) months preceding the date of a Change in Control and ending two (2) years following the date of a Change in Control, neither clause (i) of this Section 10(a) nor Section 10(b) shall apply to Employee), Employee shall not (i) directly or indirectly solicit any person (natural or otherwise) to develop, construct, purchase or sell any multifamily or retail real estate or a mortgage loan financing such type of real estate if the person being solicited is or had been a developer or contractor with, or purchaser from or seller to, the Company of such type of property during the twelve (12) months prior to the Employment Termination Date or (ii) recruit or otherwise solicit or induce any person who is at the time an employee or consultant of the Company to terminate his employment with, or otherwise cease his relationship with, the Company, or hire any such employee or consultant who has left the employ of the Company within one (1) year after termination of such employee's employment or consultant's relationship with the Company, provided, however, that Employee may recruit any former employee of the Company whose employment has been terminated by the Company and, provided further, that if Employee has terminated his employment of his own volition, this restriction upon recruiting employees or consultants shall run for two (2) years after the Employment Termination Date.

                     For example, if the term hereunder is not renewed pursuant to Section 22 hereof, then for a one-year period following the date of such nonrenewal,

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           Employee shall be subject to this Section 10(a) and Section 10(b)
           hereof; provided, however, that if a Change in Control occurs during the six-month period following the date of such nonrenewal (and such nonrenewal has been at the election of the Company), Employee shall not be subject to clause (i) of this Section 10(a) or Section 10(b) hereof from and after the date of such Change in Control. By way of additional example, if a Change in Control occurs and an Employment Termination Date occurs (other than an Employment Termination Date occurring as a result of Employee's election not to renew this Agreement) during the two-year period commencing on the date of the Change in Control, Employee shall not be subject to clause (i) of this Section 10(a) or Section 10(b) hereof from and after the Employment Termination Date."

           The first sentence of Section 11 of the Agreement is amended in its entirety to read as follows:

           "Employee acknowledges that the Company would not have an adequate remedy at law for money damages if the covenants contained in Sections 8 (Non- Disclosure), 9 (Return of Company Property) or 10 (Noncompetition) were not complied with in accordance with their terms, and that any breach or threatened breach thereof would result in immediate and irreparable injury to the Company."

           Section 22 of the Agreement is amended in its entirety to read as follows:

           22. Renewal. This Agreement will renew for a period of one year if Notice of intent to modify or terminate is not given by either party to the other no later than thirty (30) days prior to December 31, 1998 or any subsequent December 31 thereafter. Such notice shall be in the form and to the address as prescribed by Section 24 of this Agreement."

           The following is hereby added as Section 23 of the Agreement:

           23. Arbitration. If the Employee's employment is terminated or if the term hereunder is not renewed by the Company pursuant to Section 22 hereof, during the period commencing six (6) months preceding the date of a Change in Control and ending two (2) years following the date of a Change in Control, and a dispute arises between the Employee, on the one hand, and the Company or its successor-in-interest, on the other hand, with respect to the Company's obligations under Section 5, Section 6 or Section 10 hereof, either the Employee or the Company may submit any such disputed matter to arbitration by notifying the other party in writing. Within ten (10) days after receipt of such notice, the Employee and the Company shall designate in writing one arbitrator (the "Arbitrator") to resolve the dispute; provided that if the parties hereto cannot agree on an arbitrator within such ten-day period, the Arbitrator shall be selected by the Boston, Massachusetts office of the American Arbitration

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           Association. The Arbitrator so designated shall not be an affiliate, employee, consultant, officer, director or stockholder of the Company or its successor-in-interest. Within fifteen (15) days after the designation of the Arbitrator, the Employee, representatives of the Company and the Arbitrator shall meet at which time the Employee and the Company shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue. The Arbitrator shall set a date for hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to the preceding sentence, to discuss each of the issues identified by the Employee and the Company. Each such party shall have the right to be represented by counsel. Except as may be specifically set forth herein, the arbitration shall be governed by the Commercial Arbitrations Rules of the American Arbitration Association; provided, however, that the Federal Rules of Evidence shall govern the admissibility of evidence. The Arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of such hearings. In the absence of fraud, the determination of the Arbitrator to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties. If the Employee prevails in the arbitration, the Arbitrator shall award payment to the Employee of the Employee's costs and expenses of the arbitration, including attorneys fees. Any arbitration pursuant hereto shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the parties. Any references to the "Company" in this
           Section 23 shall include its successor-in-interest.

                     For example, in the event that (i) the term hereunder is not renewed by the Company pursuant to Section 22 hereof; (ii) a dispute arises with respect to the Company's obligations under
           Section 5, Section 6 or Section 10 hereof; (iii) litigation is commenced; and (iv) a Change in Control occurs in the six-month period following the date of such nonrenewal by the Company, if either Employee or the Company then elects to submit the disputed matter to arbitration, the litigation previously commenced shall be stayed and the matter shall be resolved in accordance with this
           Section 23."

           The following is hereby added as Section 24 of the Agreement:

           24. Notice. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by United States mail, certified or registered, with return receipt requested, or by telefax, telegram or telex:

                               a.         If to Employee, to:

                                          Ridge Frew

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                                          791 Willow Creek Drive
                                          Atlanta, GA 30328
                                          Telefax number: (617) 556-1507

                               b.         If to the Company, to:

                                          BRI OP Limited Partnership
                                          Berkshire Realty Company, Inc.
                                          Harbor Plaza
                                          470 Atlantic Avenue
                                          Boston, MA 02210
                                          Attention: David F. Marshall
                                          Telefax number: (617) 556-1507

                                          With a copy to :

                                          Hale and Dorr LLP
                                          60 State Street
                                          Boston, MA 02109
                                          Attention: David E. Redlick, Esq.
                                          Telefax number: (617) 526-5000

           or to such other addresses or telefax numbers as the parties may have furnished to each other by notice pursuant to the provisions of this
           Section 24. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered to the address to which it is directed."

           The following is hereby added as Section 25 of the Agreement:

           25. Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable business costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement provided that the nature and amount of such expenses are incurred and approved in accordance with the Company's business expense reimbursement policy in effect from time to time as approved by the Board of Directors. Reimbursement shall be conditioned upon presentation of expense statements or vouchers or such other supporting information as the Company may from time to time require."

           The following is hereby added as Section 26 of the Agreement:

           26. Survival. The provisions of Sections 5, 6 and 25 insofar as they provide for payments to be made to Employee after termination or nonrenewal of this Agreement and Sections 8 through 11 hereof shall survive the termination or

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           nonrenewal of this Agreement by Employee or the Company, whether voluntary or involuntary, or with or without cause."

           In all other respects, the Agreement is hereby ratified and confirmed.

           The foregoing amendments shall be effective as of September 1, 1998.

           Please indicate your agreement with this Amendment No. 2 to the Agreement by signing this amendment and returning it to the Chairman of the Compensation Committee.

Very truly yours,

BRI OP LIMITED PARTNERSHIP                BERKSHIRE REALTY COMPANY, INC.
By:  Berkshire Apartments, Inc.
           Its General Partner

By:____________________________           By:_________________________________
     Its:  Chairman of the                       Its:  Chairman of the
           Compensation Committee                      Compensation Committee

                                          EMPLOYEE:


                                          ----------------------------------
                                          Ridge Frew




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